Exhibit 12 (b)

                             BNP U.S. FUNDING L.L.C.
                Computation of ratio of earnings to fixed charges
                 and preferred securities dividend requirements
                          (in thousands, except ratios)



                                                         Six-month period ended
                                                             June 30, 2002
                                                        ------------------------

Net Income..............................................       $  18,095.00
                                                               ------------
Fixed Charges
         Trustee Fees...................................              69.56
         Audit Fees.....................................              10.00
         Administrative and Consulting Fees.............             776.22
                                                               ------------
Total Fixed Charges.....................................             855.78
                                                               ------------
Earnings before fixed charges...........................       $  18,950.78
                                                               ============

Fixed charges, as above.................................       $     855.78
                                                               ============
Preferred securities dividend...........................          19,345.00
                                                               ------------
Fixed charges including preferred securities dividends..       $  20,200.78
                                                               ============
Ratio of earnings to fixed charges and preferred
  securities............................................                .94
                                                               ============